EXHIBIT 10.1

LOCAL PROGRAMMING AND MARKETING AGREEMENT

THIS LOCAL PROGRAMMING AND MARKETING AGREEMENT (this “Agreement”) is made as of April 26, 2012 between Emmis Radio License Corporation of New York, a California corporation (“Licensee”) and New York AM Radio, LLC, a Delaware limited liability company (“Programmer”) that is a wholly-owned subsidiary of Disney Enterprises, Inc. (“Guarantor”).

Recitals

A.           Licensee owns and operates the following radio station, including all subcarrier, data, audio and auxiliary services, (the “Station”) pursuant to a license issued by the Federal Communications Commission (“FCC”):

WRKS-FM (98.7 FM), New York, New York, including all HD subcarrier, data, audio and auxiliary services

B.           Licensee desires to obtain programming for the Station, and Programmer desires to provide programming for broadcast on the Station on the terms set forth in this Agreement.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.           Term.  The term of this Agreement (the “Term”) will begin on April 30, 2012 and will continue until August 31, 2024 subject to renewal of the Station’s FCC license, which currently has a June 1, 2014 expiration date, and for which Licensee shall timely file and prosecute all license renewal applications that are required to be filed during the Term.  Licensee shall also file and prosecute any other FCC applications necessary for the full and effective operation of the Station.

2.           Programming.  During the Term, Programmer shall purchase from Licensee the airtime of the Station for the price and on the terms specified below, and shall transmit to Licensee programming (audio and date) that it produces or owns (the “Programs”) for broadcast on the Station twenty-four (24) hours per day, seven (7) days per week.  Licensee may, at its sole discretion upon reasonable notice to Programmer, and without limitation of Licensee’s rights under Section 6 hereof, provide two (2) hours of programming during the period from 1:00 a.m. to 6:00 a.m. local time each Sunday morning (any such programming provided by Licensee, being the “Licensee Programming”).  Programmer will supply the Programs at its own cost to the Station’s facilities in a manner that meets technical and quality standards at least equal to those of the Station’s broadcasts prior to commencement of the Term and as detailed below in Section 3 hereof.

3.           Broadcasting/Signal Delivery/Access to Studio and Transmitter Site(s).

(a)           Subject to the provisions of Sections 2 and 6 hereof, during the Term, Licensee shall make available to Programmer the entire programming capacity of the Station for the broadcast of Programs.

(b)           The Programs shall originate from Programmer’s own studios or from other studios contracted for and paid for solely by Programmer. Programmer will transmit the Programs to Licensee’s studio as well as to Licensee’s main transmitter location at the Empire State Building via one backup feed, at Programmer’s expense, via a mode of transmission (e.g., satellite facilities, microwave facilities and/or telephone lines) that will ensure that the Programs’ transmission signals meet technical and quality standards substantially equal to those of the Station’s broadcasts prior to the commencement of the Term but in no event lower than the standards required at any time during the Term by the FCC Rules.  Programmer shall provide, at its expense, one or more of the following:  T1 line, ISDN, microwave T1, phone line, or IP link between its studio used to perform this Agreement and Licensee’s main studio location (currently located at 395 Hudson Street, New York, New York 10014).  Programmer shall provide the Programs consistent with FCC Rules and regulations. Licensee will make available space at the studio site, for one dedicated broadcast equipment rack (or its equivalent) along with two separate electrical circuits. This equipment rack will house Programmer’s equipment and will serve as the primary handoff point for the Programs. The secondary handoff point will be a direct connection to the Licensee’s main (Empire State Building) transmitter site via the above listed connection methods.  Licensee shall provide 24 hours a day, seven days per week access to Programmer’s equipment rack (accompanied by Licensee) for routine inspection, service and upgrades upon reasonable advance notice to Licensee.  Licensee shall provide (at the location of Programmer’s rack) access to common telephony services.  Licensee shall provide 24 hours, seven days per week required telemetry to indicate the Station’s real time total RF input via through-line, RF power monitor (which includes IP communication to Programmer) to the Master FM Antenna and associated data (for monitoring purposes only), at Licensee’s sole cost and expense.  Programmer shall have the option to adjust audio processing, stereo encoder, HD encoder at either the Licensee’s studio and/or transmitter, accompanied by Licensee upon reasonable advance notice to Licensee.  Licensee shall provide to Programmer off air confidence feeds (at the studio handoff point) of the main analog channel, HD1, HD2, and HD3.  Licensee shall, in connection with the discharge of its responsibilities hereunder continue to take all commercially reasonable actions under the rules and regulations of the FCC to protect the Station’s service areas from interference caused by signals from other stations and other sources and to keep the Station’s technical facilities in good working order and repair.

4.           Advertising.  During the Term, Programmer will be exclusively responsible for the sale of advertising on the Station and for the collection of accounts receivable arising therefrom, and Programmer shall be entitled to all such collections, and to all other broadcast revenues generated by the Station, including on-line advertising and other website related revenues, but not any tower revenue.  Programmer shall ensure that its contracts for advertising and programming on the Station terminate upon termination or expiration of this Agreement.

5.           Payments; Guaranty.

(a)           For the broadcast of the Programs and the other benefits made available to Programmer pursuant to this Agreement, during the Term, Programmer will pay Licensee as set forth on Schedule A attached hereto.

(b)           As of the date hereof, Guarantor shall enter into a Guaranty in the form of Schedule B hereto.  Upon request by Licensee, Programmer will provide the most recent available audited annual balance sheet, income statement and statement of cash flows of Guarantor calculated in accordance with United States generally-accepted accounting principles.  Licensee agrees to treat these financial statements as confidential information and to not share with third parties without a non-disclosure agreement (which confidentiality provisions may be set forth in an agreement assigning Licensee’s rights under this Agreement to an affiliate or a financing party (including the successors and/or assigns of any such financing party)); provided, however, no such non-disclosure requirement shall be required for the regulators and auditors of parties to which these financial statements are provided.

6.           Control.

(a)           Notwithstanding anything to the contrary in this Agreement, Licensee shall have full authority, power and control over the operation of the Station and over all persons working at the Station during the Term and shall be responsible for controlling the day-to-day operations of the Station in conformance with all FCC licenses and permits, and nothing contained in this Agreement shall be construed to prevent or hinder the Licensee from retaining full and complete control over the Station, including, but not limited to, control of its finances, personnel and programming.  Without limiting the generality of the foregoing, Licensee will: (1) employ a manager for the Station, who will report to Licensee and will direct the day-to-day operations of the Station, and who shall have no employment, consulting or other relationship with Programmer, (2) employ a second employee for the Station, who will report and be solely accountable to Licensee’s manager, and (3) retain control over the policies, programming and operations of the Station.

(b)           Nothing contained herein shall prevent Licensee from (i) rejecting or refusing programs or advertisements which Licensee in good faith believes to be contrary to the public interest, or (ii) substituting programs which Licensee in good faith believes to be of greater local or national importance or which are designed to address the problems, needs and interests of the local communities.  Without limiting the preceding sentence, Licensee reserve the right to (i) refuse to broadcast any Program containing matter which violates any right of any third party or which does not meet the requirements of the rules, regulations, and policies of the FCC, (ii) preempt any Program in the event of a local, state, or national emergency, or (iii) delete any commercial announcements that do not comply with the requirements of the FCC’s sponsorship identification policy.  Notwithstanding the foregoing, Licensee shall not exercise their rights under this Section 6(b) for commercial advantage.  Programmer may elect to terminate this Agreement within fifteen (15) days after the end of any calendar month during which Licensee preempts or substitutes other programming for Programs supplied by Programmer during one percent (1%) or more of the total hours of Programmer programming on the Station during such calendar month (excluding Licensee Programming) by giving Licensee thirty (30) days advance notice and paying Licensee the applicable Annual Fee prorated through the termination date.

(c)           Programmer shall cooperate with Licensee to ensure that Emergency Alert System (“EAS”) transmissions are properly performed in accordance with Licensee’s instructions.  Licensee shall ensure that all required EAS tests shall be coordinated with the Programming in an effort not to interrupt content in compliance with all FCC Rules.   Programmer will immediately serve Licensee with notice and a copy of any letters of complaint it receives concerning any Program for review by Licensee and inclusion in the Station’s public inspection file.

7.           Programs.

(a)           Programmer shall ensure that the contents of the Programs conform to all FCC rules, regulations and policies and other applicable law, rules and regulations.  Programmer shall consult with Licensee in the selection of the Programs to ensure that the Programs’ content contains matters responsive to issues of public concern in the local communities, as those issues are made known to Programmer by Licensee.  Upon request by Licensee, Programmer shall provide to Licensee a list of significant community issues addressed in the Programs during the preceding quarter and the specific Programs that addressed such issues.

(b)           Licensee shall oversee and take ultimate responsibility with respect to the provision of equal opportunities, lowest unit charge, and reasonable access to political candidates, and compliance with the political broadcast rules of the FCC.  During the Term, Programmer shall cooperate with Licensee as Licensee complies with its political broadcast responsibilities, and shall supply such information promptly to Licensee as may be necessary to comply with the political time record keeping and lowest unit charge requirements of federal law. Programmer shall release advertising availabilities to Licensee as necessary to permit Licensee to comply with the political broadcast rules of the FCC; provided, however, that revenues received by Licensee as a result of any such release of advertising time shall promptly be remitted to Programmer.

(c)           During the Term, subject to Section 5, Licensee and Programmer will maintain music licenses with respect to the Station and the Programs, as appropriate.

8.           Expenses and Contracts.

(a)           During the Term, Programmer will be responsible for (i) the salaries, taxes, insurance and other costs for all personnel employed by Programmer used in production of the Programs, and (ii) the costs of delivering the Programs to Licensee,.  Subject to Section 5,

Licensee will pay for its employees contemplated by Section 6, maintenance of all transmitter equipment and all other operating costs required to be paid to maintain the Station’s broadcast operations in accordance with FCC rules and policies and applicable law.  Subject to Section 5, Licensee will also pay for all utilities supplied to transmitter site(s).

(b)           Outside of the Payments detailed in Section 5, the expenses detailed in this Agreement, Programmer will not be responsible for any additional payments to Licensee or direct expenses related to execution of this Agreement.

9.           Format and Call Sign.  The Programs shall consist of a sports format.  During the Term, Licensee will retain all rights to the call letters of the Station or any other call letters which may be assigned by the FCC for use by the Station, hereby licenses to Programmer the right to use the call letters and will ensure that proper station identification announcements are made with such call letters in accordance with FCC rules and regulations.  Programmer shall include in the Programs an announcement at the beginning of each hour of such Programs to identify such call letters, as well as any other announcements required by the rules and regulations of the FCC.

10.         Facilities.

(a)           Normal Operations.  During the Term, Licensee shall maintain and operate the Station’s transmission facilities consistent with its practices at other radio stations owned and operated by Licensee and its affiliates.  Subject to Section 10(b) below, no failure to broadcast or deliver the Programs due to facility damage, repair or maintenance or due to any reason outside either party’s reasonable control shall be deemed a failure by either party to comply with this Agreement.  Licensee shall replace its existing primary transmitter site (currently Empire State Building) analog and digital transmitters and studio transmitter links with new transmitters and links prior to the beginning of Contract Year six (6). Licensee shall cooperate with Programmer to provide commercially reasonable remote access to monitor the new transmitters..  Additionally, Licensee agrees to make appropriate upgrades to equipment as mutually agreed to maintain industry standards.

(b)           Interruption of Normal Operations.  If during the Term, the Station suffers any loss or damage of any nature to its main transmission facilities which results in the interruption of service or the inability of the Station to operate with its maximum authorized facilities (including downtime occasioned by routine maintenance not to exceed two (2) hours per month between 12:30 a.m. and 5:00 a.m. local time), Licensee shall promptly notify Programmer, and Licensee shall undertake such repairs as are necessary to restore full-time operation of the Station with its maximum authorized facilities (from the Empire State Building) as expeditiously as possible following the occurrence of any such loss or damage.  In the event that the Station is Off-Air (as defined below) due to a technical problem  for more than an aggregate of ten (10) hours in any calendar month (“Allowable Off-Air Time”) during the Term, the Annual Fee payable to the Licensee pursuant to Section 5 hereof shall be reduced in the amount equal to Ten Thousand Dollars ($10,000) per hour for each hour or part thereof in excess of the monthly Allowable Off-Air Time during which the Station is Off-Air (the “Off-Air

Proration”).  For the purposes of this Section 10(b), the term “Off-Air” shall mean (i) failure to operate/broadcast the Programs due to a technical problem not caused by Programmer or (ii), after 24 hours of such operation, operation at the Empire State Building ERI Master FM antenna at less than seventy five percent (75%) of its FCC licensed Empire State Building ERI Master FM antenna input power parameters . Notwithstanding the foregoing, in the event that broadcast of the Programs from the Empire State Building ERI Master FM antenna is rendered impossible by a Force Majeure Event, as long as Licensee broadcasts from its West Orange, New Jersey auxiliary antenna (or its broadcast equivalent) at an effective radiated power of 26.55 kilowatts, (x) the Off-Air Proration shall not apply, (y) the Term shall be extended on a day-for-day basis at no additional fee, and (z) Programmer shall continue to pay the fees set forth in Schedule A in the amounts and at the times set forth herein.  If  Programmer or any of its agents or employees cause any damages to any of the Station facilities, Programmer shall promptly provide Licensee with notice of such damage and shall repair such damage at Programmer’s expense or shall reimburse Licensee for the cost of repairing any such damage, and any time during which the Station is Off-Air due to damage caused by Programmer or any of its agents or employees shall not be counted against Licensee’s Allowable Off-Air Time or be subject to a reduction in the Annual Fee.  “Force Majeure Event” means any event beyond the affected party's reasonable control prohibiting broadcasts from the Empire State Building, including, without limitation: (a) acts of God; (b) flood, fire, or earthquake; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) government order or law; or (e) action by any governmental authority; (g) national or regional emergency.

11.         Representations.  Programmer and Licensee each represent and warrant to the other that (i) it has the power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, (ii) it is in good standing in the jurisdiction of its organization and is qualified to do business in all jurisdictions where the nature of its business requires such qualification, (iii) it has duly authorized this Agreement, and this Agreement is binding upon it, and (iv) the execution, delivery, and performance by it of this Agreement does not conflict with, result in a breach of, or constitute a default or ground for termination under any agreement to which it is a party or by which it is bound.

12.         Termination.

(a)           This Agreement shall terminate as of 11:59 p.m. E.T. on August 30, 2024, unless earlier terminated in accordance herewith.

(b)           Licensee may terminate this Agreement upon written termination notice to Programmer if: (i) Programmer fails to timely make any payment when due under this Agreement; or (ii) there is a material default by Programmer under this Agreement, which is not cured within the Cure Period.  Programmer may terminate this Agreement upon written termination notice to Licensee if there is a material default by Licensee under this Agreement, which is not cured within the Cure Period.  Any such termination shall become effective upon expiration of the Cure Period.

(c)           The term “Cure Period” means a period commencing on the date the breaching party receives written notice from the other of a breach or default hereunder and continuing until the date thirty (30) calendar days thereafter except for a default in payment of the fees set forth in Schedule A for which the cure period shall be five (5) business days.  If this Agreement is terminated for any reason, the parties agree to cooperate with one another and to take all actions necessary to rescind this Agreement and return the parties to the status quo ante.

(d)           The parties’ obligations under Section 13 shall survive any termination of this Agreement or expiration of the Term.

13.         Indemnification.  Programmer shall indemnify and hold Licensee, its officers, directors, members, partners, affiliates and employees harmless against any and all loss, liability, cost and expense (including reasonable attorneys’ fees) arising from (i) the broadcast of the Programs on the Station, including without limitation all liability for indecency, libel, slander, illegal competition or trade practice, infringement of trademarks, trade names, or program titles, violation of rights of privacy, and infringement of copyrights and proprietary rights or any other violation of third party rights or FCC rules or other applicable law, or (ii) any material breach or default by Programmer under this Agreement.  Licensee shall indemnify and hold Programmer, its officers, directors, members, partners, affiliates and employees harmless against any and all loss, liability, cost and expense (including reasonable attorneys’ fees) arising from any material breach or default by Licensee under this Agreement.  Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim, action, suit, proceeding or governmental investigation (“Action”) by a person or entity who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including, but not limited to, settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld or delayed).

14.         Assignment and Pledging.

(a)           Licensee may transfer or assign this Agreement (directly or indirectly) to one of its commonly controlled entities or any successor-in-interest to Licensee with respect to ownership of the Station and its FCC license, in its sole discretion.  For further clarity, Licensee shall not transfer the Station’s assets or FCC license unless Licensee assigns this Agreement to the transferee and the transferee agrees to assume Licensee’s obligations hereunder.  Licensee may pledge its rights under this Agreement as collateral for a secured financing.  In connection with such a pledge of this Agreement as collateral, Programmer hereby agrees to provide promptly upon Licensee’s request  an estoppel certificate in the form of Schedule C to this Agreement (to the extent the statements in such estoppel certificate are true and correct to Programmer’s knowledge) effective as of the date requested by Licensee.

(b)           Programmer may not assign this Agreement without the prior written consent of Licensee.  Notwithstanding the foregoing, Programmer shall be entitled to assign this Agreement to one of its commonly-controlled entities with an FCC license, provided that such affiliate agrees to assume all of Programmer’s obligations hereunder.

(c)           The terms of this Agreement shall bind and inure to the benefit of the parties’ respective successors and any permitted assigns, and no assignment shall relieve any party of any obligation or liability under this Agreement; provided, however, upon Licensee’s assignment of its rights and obligations under this Agreement to a commonly-controlled special purpose financing subsidiary in connection with an assignment of the Station’s FCC license and assets to that subsidiary, the assigning Licensee shall be fully relieved of its obligations hereunder.  Nothing in this Agreement expressed or implied is intended or shall be construed to give any rights to any person or entity other than the parties hereto and their successors and permitted assigns.

15.         Severability.  If this Agreement conflicts with FCC rules, regulations and policies in any material respect and the terms hereof can be modified so as to comply with such rules, regulations and policies without depriving either party of the benefits of this Agreement in any material respect, then the parties shall modify this Agreement in such manner.  In the event that the Agreement cannot be so modified, the parties agree to negotiate in good faith to attempt to modify the Agreement to accommodate the interests of both parties in compliance with FCC rules, regulations and policies.  The obligations of the parties under this Agreement are subject to the rules, regulations and policies of the FCC and all other applicable laws.  The parties agree that Licensee may file a copy of this Agreement with the FCC.

16.         Notice.  All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be made in writing and shall be deemed to have been made as of: (a) the date that is the next date upon which an overnight delivery service (Federal Express or UPS only) will make such delivery, if sent via such overnight delivery service for next day delivery, postage prepaid, (b) the date such delivery is made, if delivered in person to the notice party specified below, or (c) the date such delivery is made, if delivered via email or facsimile, so long as such notice is also sent via overnight delivery service the same day.   Such notice shall be delivered as follows (or to such other or additional address as either party shall designate by notice in writing to the other in accordance herewith):

                      If to Licensee:
                      Emmis Radio License Corporation of New York
                      40 Monument Circle, Suite 700
                      Indianapolis, Indiana 46204
                      Attn: Legal Department
                      Email: legal@emmis.com

                      If to Programmer:
New York AM Radio Assets, LLC
77 West 66th Street
New York, New York 10023
Attn: Traug Keller / SVP Production Business Division
Email:  traug.f.keller@espn.com

with a copy (which shall not constitute notice) to:
                      ABC, Inc.
                      77 West 66th Street
                      New York, New York 10023
                      Facsimile Number:  (212) 456-6202
                      Attention:  Corporate Legal Department

17.         Miscellaneous.  This Agreement may be executed in separate counterparts, each of which will be deemed an original and all of which together will constitute one and the same agreement.  This Agreement may be executed by facsimile or electronically-delivered signature and a facsimile or electronically-delivered signature shall constitute an original for all purposes.  No amendment or waiver of compliance with any provision hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of such amendment, waiver, or consent is sought.  This Agreement is not intended to be, and shall not be construed as, an agreement to form a partnership, agency relationship, or joint venture between the parties, or to afford any rights to any third party other than as expressly provided herein.  Neither party shall be authorized to act as an agent of or otherwise to represent the other party.  The construction and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to the choice of law provisions thereof.  This Agreement (including Schedule A hereto) constitutes the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings with respect to the subject matter hereof.

18.         Certifications.  Licensee certifies that it maintains ultimate control over the Stations’ facilities including, specifically, control over the Stations’ finances, personnel and programming.  Programmer certifies that this Agreement complies with the provisions of 47 C.F.R. Sections 73.3555(a) and (c).

19.         Nondiscrimination.  In accordance with Paragraphs 49 and 50 of United States Federal Communications Commission Report and Order No. FCC 07-217, Programmer shall not discriminate in any contract for advertising on the Stations on the basis of race or gender, and all such contracts shall be evaluated, negotiated and completed without regard to race or gender.  Programmer shall include a clause to such effect in all contracts for advertising on the Stations, and if requested shall provide written confirmation of compliance with such requirement.

20.         Exclusive Negotiations.  In the event Programmer gives Licensee notice of its desires to extend the Term of this Agreement, Licensee agrees to commence on or before the beginning of Year 10, good faith negotiations of the terms and provisions of such extension (an “Extension Agreement”) exclusively with Programmer. In the event the parties are unable to reach an Extension Agreement by twelve (12) months prior to the expiration of the Term, then Licensee may enter into negotiations with third parties to program the Station, provided that Licensee shall not enter into an agreement during the Term for a third party to program the Station that contains terms less advantageous to Licensee, taken as a whole, than those contained in Programmer’s proposal without first offering to enter into an Extension Agreement on the terms of such proposal.

[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE TO LOCAL PROGRAMMING AND MARKETING AGREEMENT

           IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first set forth above.

PROGRAMMER:	NEW YORK AM RADIO, LLC

	By:	/s/ Traug Keller
Name: Traug Keller
Title: Senior Vice President

LICENSEE:	EMMIS RADIO LICENSE CORPORATION OF NEW YORK

	By:	/s/ Patrick M. Walsh
Name: Patrick M. Walsh
Title: EVP, COO & CFO